SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                          Amendment No.1 (Corrected)**

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                                TO RULE 13d-2(b)


                                   NuCo2 Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    629428103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

       |_| Rule  13d-1(b)

       |X| Rule 13d-1(c)

       |_| Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


----------------------------



** This Amendment No.1 (Corrected) to Schedule 13G is corrected to add the date of December 31, 1999 to the cover page as the Date of Event Which Requires Filing of this Statement. This date was inadvertently omitted from the Amendment No. 1 filed on October 13, 2000.

--------------------------------------------------------------------------------
CUSIP No. 629428103                   13G                     Page 2 of 4 Pages
--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              James R. Kingsdale

------------- ------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |X|

------------- ------------------------------------------------------------------
     3        SEC USE ONLY


------------- ------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             236,079
           NUMBER OF
                                  ---------- -----------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         188,240
                                  ---------- -----------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          236,079
                                  ---------- -----------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             188,240
--------------------------------- ---------- -----------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              424,319

------------- ------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*
                                                                       |X|
------------- ------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.88%

------------- ------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN

------------- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 2 of 4 pages

Item 1.

(a)      Name of Issuer

                  NuCo2 Inc.

(b)      Address of Issuer's Principal Executive Offices

                  2800 Southeast Market Place
                  Stuart, FL 34997

Item 2.

(a)      Name of Person Filing

                  James R. Kingsdale (the "Reporting Person")

(b)      Address of Principal Business Office or, if none, Residence

                  P.O. Box 5457
                  Mt. Crested Butte, CO 81225

(c)      Citizenship

                  USA

(d)      Title of Class of Securities

                  Common Stock

(e)      CUSIP Number

                  629428103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.  Ownership

(a)      Amount Beneficially Owned

                  424,319 shares

               The Reporting Person disclaims beneficial ownership of 6,650 shares held by Andrew S. Kingsdale and 6,350 shares held by Luisa F. Kingsdale, his two adult children.

(b)      Percent of Class

               5.88% based on 7,216,997 total shares outstanding as reported by NuCo2 Inc.'s Form 10-Q for the quarterly period ended December 31, 1999.

(c)      Number of shares as to which such person has:

         (i)      sole power to vote or to direct the vote

                           236,079 shares




                               Page 3 of 4 pages.

         (ii)     shared power to vote or to direct the vote

                           188,240 shares

         (iii)    sole power to dispose or to direct the disposition of

                           236,079 shares

         (iv)     shared power to dispose or to direct the disposition of

                           188,240 shares

Item 5.  Ownership of Five Percent or Less of a Class

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group

                  Not Applicable

Item 9.  Notice of Dissolution of Group

                  Not Applicable

Item I0.  Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          November 7, 2000
                            ----------------------------------------------------
                                               Date

                                        /s/ James R. Kingsdale
                            ----------------------------------------------------
                                            Signature

                                         James R. Kingsdale
                            ----------------------------------------------------
                                            Name/Title




                               Page 4 of 4 pages.